Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.
Release Date: January 16, 2004                    3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact: Casey McManemin                                          (214) 559-0300
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        DORCHESTER MINERALS, L.P. ANNOUNCES ITS FOURTH QUARTER DISTRIBUTION

     DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's fourth quarter cash distribution. The distribution of $.391066 per common unit represents activity for the three month period ending December 31, 2003 and is payable on February 5, 2004 to common unit holders of record as of January 26, 2004.

     Cash receipts attributable to the Partnership's Net Profits Interests during the fourth quarter totaled $5,226,000. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during August, September and October. The weighted average oil and gas prices received for such sales were approximately $29.21/bbl and $4.77/mcf, respectively. Approximately $470,000 of gross capital expenditures attributable to drilling and completion activity and the installation of field compression facilities were paid by the owner of the working interests in the properties underlying the Net Profits Interests during September, October and November. Cash receipts attributable to the Partnership's Royalty Properties during the fourth quarter totaled $6,215,000. These receipts generally reflect oil sales during September, October and November and gas sales during August, September and October. The weighted average oil and gas prices received for such sales were approximately $27.20/bbl and $4.31/mcf, respectively.

     The Partnership received approximately $184,000 from lease bonus and other sources during the fourth quarter, and received division orders attributable to, or otherwise identified, 35 new wells completed on Royalty Properties located in 18 counties and parishes in seven states.

     Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 564 counties and parishes in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

     Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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